Exhibit 10.2

DATE 21 April 2005

PERNOD RICARD S.A.

FORTUNE BRANDS, INC.

GOAL ACQUISITIONS LIMITED

AMENDED AND RESTATED TRANSACTION CO-OPERATION AGREEMENT

(as amended by a Deed of Variation dated 24 July 2005)

CONFORMED COPY

Macfarlanes

10 Norwich Street

London EC4A 1BD

GXG/2628026.14

CONTENTS

Clause		Page
1	Interpretation	1
2	Entry into Documentation	4
3	The Acquisition	5
4	Acquisition Conditions	7
5	Anti-Trust Issues	8
6	Fortune Brands Funding	11
7	Warranties by Fortune Brands	11
8	Warranties by Pernod Ricard	12
9	Additional Warranties and Undertakings of Pernod Ricard	12
10	Undertakings	13
11	Publicity prior to the Effective Date	14
12	Non-Solicitation	14
13	Exclusivity	14
14	Confidentiality	15
15	Indemnity	15
16	Termination	16
17	Further assurance	16
18	Time of the essence	16
19	Costs and Expenses	16
20	Supremacy of Code etc	17
21	Entire agreement and variation of terms	17
22	Waiver	17
23	Severability of provisions	18
24	No partnership or agency	18
25	Notices	18
26	Assignment	19
27	Rights of Third Parties	19
28	Counterparts	19
29	Governing Law and Jurisdiction	19
30	Agents for Process	20

Agreed Drafts

Framework Agreement

Scheme Co-operation Agreement

Larios Sale and Purchase Agreement

GAL Articles

Fortune Brands Financing Agreements

Press Announcement

AMENDED AND RESTATED TRANSACTION CO-OPERATION AGREEMENT

DATE	21 April 2005

PARTIES

1	PERNOD RICARD S.A., a company incorporated in France, whose registered office is at 12, place des États-Unis, 75783 Paris Cedex 16 (“Pernod Ricard”);

2	FORTUNE BRANDS, INC., a corporation incorporated in the state of Delaware, whose principal place of business is at 300 Tower Parkway, Lincolnshire, Illinois IL 60069 (“Fortune Brands”); and

3	GOAL ACQUISITIONS LIMITED, a private company incorporated in Guernsey with registered number 43045, whose registered office is at 1 Le Marchant Street, St Peter Port, Guernsey (“GAL”).

WHEREAS:

A	GAL is proposing to acquire the entire issued and to be issued share capital of Allied Domecq (the “Acquisition”) pursuant to the Scheme.

B	At the date of this Agreement, GAL is a wholly-owned indirect subsidiary of Pernod Ricard. Fortune Brands has agreed to subscribe for 2,096,087,267 Tracker Shares in the capital of GAL, to lend £167,533,950 to GAHL and to pay £458,000,000 in cash to GAL on the Effective Date.

C	Fortune Brands wishes to acquire (a) certain businesses and assets owned by Allied Domecq or its Affiliates and (b) the assets and business owned by Pernod Ricard or its Affiliates relating to the Larios brand and the parties have agreed, pursuant to the Framework Agreement and the Larios Sale and Purchase Agreement, that such businesses and assets (the “Fortune Brands Assets”) will be sold and/or otherwise transferred to Fortune Brands (i) conditional upon the Scheme becoming effective, and (ii) subject to and pursuant to the Framework Agreement (the “Fortune Brands Transaction”).

D	The parties are entering into this Agreement to regulate the conduct of the Acquisition and to agree certain matters concerning the Acquisition and the Fortune Brands Transaction.

IT IS AGREED as follows:

1	Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings:-

Act: means the Companies Act 1985 as amended from time to time;

Administrative Agent: has the meaning given to it in the Fortune Brands Financing Agreement;

Advisers: in relation to any person, means professional advisers, legal advisers, accountants, investment bankers and stockbrokers and any other persons advising it in relation to the Acquisition and the Fortune Brands Transaction, including (unless the context otherwise requires) partners in, and directors and employees of, such advisers and other persons;

Affiliate: means, with respect to any Person who is not an individual, any other Person that, directly or indirectly: (a) owns or controls the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person where “own” means having beneficial ownership of more than 50 per cent. of the equity interests or rights to distributions on account of equity of the Person and “control” means having the power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that neither Allied Domecq nor any subsidiary of Allied Domecq shall be considered to be an Affiliate of either Party or of an Affiliate of either Party;

Agreed Form: means a draft document in the form agreed between Pernod Ricard, GAL and Fortune Brands and initialled for the purpose of identification by or on behalf of Pernod Ricard, GAL and Fortune Brands;

Allied Domecq: means Allied Domecq plc (a company incorporated in England and Wales with registered number 3771147);

Business Day: means a day (other than a Saturday or Sunday) on which banks generally are open in Paris, New York and London for the transaction of normal banking business;

Code: means the City Code on Takeovers and Mergers as in force from time to time;

Concert Party: means, with respect to any Person, any other Person who is acting or deemed to be acting in concert for the purposes of the Code with that first Person in relation to the Acquisition;

Conditions: the conditions to the Acquisition as set out in the Press Announcement;

Confidentiality Agreement: the confidentiality agreement between Pernod Ricard and Fortune Brands dated 12 January 2005;

Cut Off Date: means the date being two Business Days before the final court hearing to approve the Scheme;

Effective Date: means the effective date of the Scheme;

End Date: means the date being six months after the Effective Date or if such date shall not be a Business Day, the next following Business Day;

Escrow Account: has the meaning set out in the Framework Agreement;

FB Employee: has the meaning set out in the Framework Agreement;

Framework Agreement: means the framework agreement in the Agreed Form dated of even date herewith between Pernod Ricard and Fortune Brands (as amended and restated from time to time) providing for the implementation of the Fortune Brands Transaction;

Fortune Brands Financing Agreements: means the agreement(s) and ancillary documentation (other than engagement letters and fee letters) in the Agreed Form entered or to be entered into by Fortune Brands and/or its Affiliates for the purposes of or in connection with providing Fortune Brands and/or its Affiliates with the amounts required of them to comply with their obligations under the Framework Agreement;

GAHL: means Goal Acquisitions (Holdings) Limited (a company incorporated in England and Wales with registered number 5421315);

GAL Articles: means the new Articles of Association of GAL in the Agreed Form to be adopted pursuant to Clause 2 as agreed to be amended pursuant to a deed of variation between Fortune Brands, Pernod Ricard and GAL dated 24 July 2005;

Larios Sale and Purchase Agreement: means the sale and purchase agreement between Pernod Ricard and Fortune Brands in the Agreed Form providing for the acquisition of the business and assets relating to the Larios brand by Fortune Brands;

Panel: means the Panel on Takeovers and Mergers;

Party: means a party to this Agreement;

Pernod Ricard Financing Agreements: means the agreement(s) and the ancillary documentation entered into or to be entered into by Pernod Ricard and/or its Affiliates for the purposes of or in connection with providing Pernod Ricard and/or its Affiliates with the amounts required of them to enable Pernod Ricard and/or its Affiliates to meet their funding obligations to GAHL and GAL in connection with the Acquisition;

Person: includes any individual, corporation, company, partnership (general or limited), limited liability company, business trust, or other entity or association;

PR Employee: has the meaning set out in the Framework Agreement;

Press Announcement: means the press announcement of the Acquisition and the Fortune Brands Transaction in the Agreed Form;

Relevant Antitrust Authority: means the European Commission, the Federal Trade Commission, the Antitrust Division of the US Department of Justice or any other competent antitrust authority;

Relevant Percentage: means the amount of equity funding and debt funding agreed to be provided by Fortune Brands to GAHL and GAL divided by the aggregate of the equity funding agreed to be provided by each of Pernod Ricard and Fortune Brands to GAL and the debt funding agreed to be provided by Fortune Brands to GAHL;

Representatives: in relation to any person, means the directors, officers, employees, consultants and agents of, and individuals seconded to work for, it or any Affiliates of it (including persons who, at the time of receipt of Confidential Information (as defined in the Confidentiality Agreement), occupied such position);

Scheme: means the proposed scheme of arrangement of Allied Domecq under Section 425 of the Act to effect the Acquisition;

Scheme Circular: means the formal scheme circular to be despatched to Allied Domecq shareholders setting out details of the Acquisition and the Scheme;

Scheme Co-operation Agreement: means the agreement in the Agreed Form between Pernod Ricard, GAL and Allied Domecq dated on even date herewith and relating to the implementation of the Scheme and the Acquisition;

Shareholdings: shall be construed in accordance with Rule 24.3 of the Code (and, in the context of Fortune Brands and its Concert Parties, it shall be assumed that, for the avoidance of doubt, Fortune Brands is a Concert Party of Pernod Ricard and not an offeror) and the notes thereto and for the avoidance of doubt includes holdings of options and derivatives referenced to Allied Domecq’s ordinary share capital; and

Tracker Shares: means the 2,096,087,267 tracker shares of £1 each in the capital of GAL with the rights set out in the GAL Articles.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to this Agreement or any other document include references to this Agreement, its recitals and its schedules or such other document as varied, supplemented and/or replaced in any manner from time to time;

1.2.2	references to any Party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, assigns or transferees;

1.2.3	references to recitals and clauses are references to the recitals and clauses of this Agreement;

1.2.4	references to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

1.2.5	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended before 21 April 2005 and any subordinate legislation made from time to time under it;

1.2.6	references to the one gender include all genders and references to the singular shall include the plural and vice versa;

1.2.7	references to time are to London time;

1.2.8	headings are inserted for convenience only and shall be ignored in construing this Agreement; and

1.2.9	the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Act except that the expression “company” shall include any body corporate, wherever incorporated.

2	Entry into Documentation

2.1	To the extent that the same has not already been done, immediately following the signing of this Agreement:

2.1.1	Pernod Ricard and Fortune Brands shall execute:

2.1.1.1	the Framework Agreement; and

2.1.1.2	the Larios Sale and Purchase Agreement;

2.1.2	Fortune Brands shall execute the Fortune Brands Financing Agreements; and

2.1.3	an extraordinary general meeting of GAL shall be duly convened and held at which resolutions to adopt the GAL Articles shall be passed.

3	The Acquisition

3.1	Pernod Ricard, Fortune Brands and GAL agree that:

3.1.1	the Acquisition shall be made by GAL on the terms and subject to the conditions set out or referred to in the Press Announcement as amended from time to time;

3.1.2	the Press Announcement shall be issued (by 7.30 am on the date hereof);

3.1.3	the Scheme Circular shall be in a form materially consistent with the Press Announcement, shall comply with the Code and any other applicable law or regulation;

3.1.4	the Parties shall take all such steps and actions reasonably within their respective powers and shall prepare, execute, agree, settle, publish and/or announce (and procure to be prepared, executed, agreed, settled, published and announced), all such documents or filings (including, without limitation, the Scheme Circular and any anti-trust filings) as may be necessary or desirable for the implementation of the Scheme, the Acquisition and the Fortune Brands Transaction. The Parties will use their reasonable endeavours to cause the Effective Date to occur on or before 30 September 2005 or, failing which, as soon as possible thereafter;

3.1.5	the Parties recognise the need for consultation. Accordingly, they will use all reasonable endeavours to keep the other Parties promptly informed of any material developments in relation to the Scheme, the Acquisition or the Fortune Brands Transaction of which they become aware;

3.1.6	save as expressly set out in this Agreement, Pernod Ricard shall have sole control of the negotiations with Allied Domecq in the relation to the Scheme and the Acquisition;

3.1.7	Pernod Ricard shall, wherever practicable and lawful, use its reasonable endeavours to consult with Fortune Brands in relation to matters pertaining to the Scheme, the Acquisition and the Fortune Brands Transaction;

3.1.8	save as expressly set out in this Agreement, Pernod Ricard will retain sole conduct of and responsibility for the implementation and conduct of the Scheme and the Acquisition. For the avoidance of doubt, this will include any decision to:

(a)	subject to Clause 4, amend the terms or conditions to the Acquisition;

(b)	amend the form or amount of consideration or other terms of the Acquisition;

(c)	extend or lapse the offer for Allied Domecq to the extent permitted by the Code; and

3.1.9	the Parties will negotiate in good faith, consult and co-operate with each other (and procure such consultation and cooperation by their Affiliates) and provide to each other such information as may be reasonably requested by the other Parties in order to agree the terms of any proposals to be made to participants in the Allied Domecq employees’ share schemes as a result of the Acquisition, and the terms of any necessary documentation required in such respect.

3.2	Pernod Ricard shall consult with Fortune Brands to the extent reasonably practicable, and shall have regard to the reasonable requirements of Fortune Brands, in relation to its discussions with the Panel. Pernod Ricard shall have sole control over discussions with the Panel regarding the Acquisition unless those discussions relate to the Fortune Brands Assets or to Fortune Brands, in which case Pernod Ricard will take all reasonable steps to ensure that Fortune Brands shall jointly participate in such discussions with the Panel.

3.3	Pernod Ricard and GAL each undertakes to Fortune Brands that it shall not, for the purposes of Note 1 to Rule 21 of the Code, consent to the taking of any action by Allied Domecq which would otherwise amount to frustrating action affecting the Fortune Brands Assets for the purposes of the Code, unless Fortune Brands also consents (such consent not to be unreasonably withheld or delayed).

3.4	The Parties acknowledge that Pernod Ricard and GAL have the benefit of certain covenants from Allied Domecq set out in clauses 9.1. and 9.2 of the Scheme Co-operation Agreement. Pernod Ricard and GAL each agrees that:

3.4.1	they will not give their consent, pursuant to clauses 9.1 and 9.2 of the Scheme Co-operation Agreement, to any action to be taken by Allied Domecq or its Affiliates if such action will prejudice Fortune Brands or the Fortune Brands Assets without first obtaining the prior consent of Fortune Brands (such consent not to be unreasonably withheld or delayed);

3.4.2	if reasonably requested to do so by Fortune Brands following a breach of clauses 9.1 and 9.2 of the Scheme Co-operation Agreement by Allied Domecq which prejudices Fortune Brands or the Fortune Brands Assets, it will enforce its rights against Allied Domecq for the benefit of itself and, to the extent the breach relates to Fortune Brands or the Fortune Brands Assets, Fortune Brands provided that, if the Scheme completes, Fortune Brands shall not be entitled to any damages from Allied Domecq, Pernod Ricard or GAL in relation to such breach;

3.4.3	if either Pernod Ricard and/or GAL is advised of a matter by Allied Domecq pursuant to clauses 9.1 or 9.2 of the Scheme Co-operation Agreement, it shall promptly notify Fortune Brands of such matter to the extent that such matter relates to Fortune Brands or the Fortune Brands Assets. Pernod Ricard and/or GAL shall make such further requests for information from Allied Domecq regarding such matter as Fortune Brands may reasonably request.

3.5	Pernod Ricard and GAL each undertakes to Fortune Brands that it shall not enter into, or agree to enter into, any agreement or arrangement with Allied Domecq or any Affiliate of Allied Domecq between the date of this Agreement and the Effective Date other than in the ordinary course of business as carried on by Pernod Ricard prior to the date of this Agreement, or amend or vary the terms of the Scheme Co-operation Agreement (or enter into any agreement or arrangement which would have the effect of amending or varying the terms of such agreements) without the consent of Fortune Brands (such consent not to be unreasonably withheld or delayed).

4	Acquisition Conditions

4.1	GAL agrees not to amend any of the Conditions in a manner which prejudices Fortune Brands or the Fortune Brands Assets without the prior consent of Fortune Brands (such consent not to be unreasonably withheld or delayed).

4.2	Subject to Clause 4.3 below, if, in Fortune Brands’ reasonable opinion, an event has occurred between the date hereof and the Cut Off Date in relation to the Fortune Brands Assets which constitutes a breach of a Condition of such a nature that the Panel would permit a bidder to invoke the Condition, Fortune Brands may, prior to the Cut Off Date, serve a written notice (a “Condition Notice”) on Pernod Ricard specifying the event and the relevant Condition and requesting that Pernod Ricard attempt to invoke that Condition. The Parties agree a Condition Notice served by the Administrative Agent in accordance with Section 5.12(c) of the Fortune Brands Financing Agreement shall be a valid Condition Notice.

4.3	Clause 4.2 shall not permit Fortune Brands to request Pernod Ricard to seek to invoke the Conditions numbered 1(A) to (D) inclusive and 2 (A) to (C) inclusive.

4.4	Within two Business Days of receipt of such a Condition Notice, Pernod Ricard shall either:

4.4.1	serve notice (a “Termination Notice”) on Fortune Brands that it intends to continue with the Acquisition but will accept the termination of the Framework Agreement, this Agreement and all other agreements relating to the Acquisition and/or the Fortune Brands Transaction to which Fortune Brands is a party; or

4.4.2	approach the Panel and use all reasonable endeavours to obtain the Panel’s consent (including, where reasonable, by appealing an initial decision) to permit the relevant Condition to be invoked.

4.5	If Pernod Ricard does not serve a Termination Notice pursuant to clause 4.4.1, if requested by Fortune Brands Pernod Ricard, shall serve a notice on Allied Domecq pursuant to clause 7.5 of the Scheme Co-operation Agreement requesting such information as Fortune Brands reasonably requires to determine whether the relevant Condition is or may not be satisfied in all material respects and shall provide to Fortune Brands all such information as Pernod Ricard receives as a result of such notice to the extent that such information relates to Fortune Brands or the Fortune Brands Assets.

4.6	If, following completion of the steps in Clause 4.4.2, the Panel consents to the relevant Condition being invoked, then Pernod Ricard and GAL shall either serve a Termination Notice pursuant to Clause 4.4.1 above or promptly invoke the relevant Condition and take all necessary steps to lapse the Scheme.

4.7	If Pernod Ricard serves a Termination Notice pursuant to Clause 4.4.1 above, Fortune Brands will have two Business Days from receipt of that notice to accept, by notice in writing, the offer to terminate the Framework Agreement and this Agreement. If Fortune Brands accepts the offer contained in the Termination Notice, the Framework Agreement, this Agreement and all other agreements relating to the Acquisition and/or the Fortune Brands Transaction to which Fortune Brands is a party will terminate (and Clause 16.2 shall accordingly apply). If Fortune Brands does not accept the offer to terminate contained in the Termination Notice within the two

Business Day period the offer to terminate shall automatically lapse and, for the avoidance of doubt, this Agreement and the Framework Agreement shall continue to apply.

4.8	Only one Condition Notice may be served in respect of any fact or event or of a related series of facts or events.

4.9	GAL agrees not to waive or amend any of Conditions 2(D) to (I) prior to the Cut Off Date.

4.10	Save in the context of a competing bid for Allied Domecq having been announced by a third party, Pernod Ricard may not invoke paragraph 7 of the Conditions without the prior consent of Fortune Brands (such consent not to be unreasonably withheld or delayed).

5	Anti-Trust Issues

5.1	The Parties acknowledge that it is important to ensure that antitrust clearances for the Acquisition, and to the extent possible, Fortune Brands’ acquisition of the Fortune Brands Assets on terms reasonably acceptable to Fortune Brands, are obtained:

5.1.1	without the initiation of proceedings by the European Commission under Article 6(1)(c) of Council Regulation 139/2004;

5.1.2	without a “second request” in proceedings before the Federal Trade Commission or the Antitrust Division of the US Department of Justice; and

5.1.3	without the initiation of any proceedings by any competent antitrust authority that might prevent the Scheme becoming effective within the time period (as may be varied by the Panel) permitted by the Code for completion of the Scheme (such time period being referred to as the “Scheme Period”), together a “First Phase Clearance”.

5.2	With the purpose of achieving the objectives in Clause 5.1, the Parties shall:

5.2.1	use all their reasonable endeavours to procure a First Phase Clearance for the Acquisition and for the Fortune Brands Transaction (and in any event to procure that the Scheme may become effective) within the Scheme Period including, but not limited to, making all necessary filings with any Relevant Antitrust Authority simultaneously and as soon as reasonably practicable after release of the Press Announcement;

5.2.2	save as provided below, agree and accept such reasonable remedies and undertakings as may be requested by any Relevant Antitrust Authority to procure a First Phase Clearance for the Acquisition and for the Fortune Brands Transaction within the Scheme Period; and

5.2.3	to the extent permitted by law and so far as necessary to monitor fully and properly the process to (and capacity to achieve) the objective referred to in Clause 5.1:

5.2.3.1	promptly notify each other of any written or oral communication to one Party from any Relevant Antitrust Authority and permit the other Party to review in advance any proposed written communication to any Relevant Antitrust Authority;

5.2.3.2	furnish each other with copies of all correspondence, filings, and communications between them their subsidiaries and their respective representatives on the one hand, and any Relevant Antitrust Authority on the other hand, with respect to the Acquisition or the Fortune Brands Transaction;

5.2.3.3	consult with each other before participating in any substantive meeting or discussion with any Relevant Antitrust Authority in respect of any filings, investigation or inquiry concerning the Acquisition or the Fortune Brands Transaction; and

5.2.3.4	permit a legal representative of the other Party to attend all meetings with any Relevant Antitrust Authority provided that such legal representative shall not disclose to one Party commercially sensitive information about the other Party;

5.3	With the sole purpose of achieving the objectives in Clause 5.1, if a First Phase Clearance is, in the reasonable opinion of Pernod Ricard having regard to the discussions that have taken place with the anti-trust authorities concerned and consulted fully with Fortune Brands, unlikely to be achieved in respect of the Fortune Brands Transaction such that there is a material risk of the Acquisition failing to obtain a First Phase Clearance, it is agreed that in order to enable a First Phase Clearance for the Acquisition to be obtained and to permit the Scheme to become effective within the Scheme Period;

5.3.1	Fortune Brands will, to the extent permitted by any Relevant Antitrust Authority, acquire the Fortune Brands Assets pursuant to the Framework Agreement and, to the extent required, hold separate any Fortune Brands Assets as specified by a Relevant Antitrust Authority (the “Specified Assets”) pending resolution of any antitrust issues with any Relevant Antitrust Authority, it being recognised that such resolution could occur after the Effective Date; or

5.3.2	only if Fortune Brands is not able to acquire the Fortune Brands Assets on the terms described in Clause 5.3.1, Pernod Ricard may, subject to Clause 5.5 elect to remove from the scope of the Fortune Brands Transaction those Fortune Brands Assets whose intended acquisition by Fortune Brands is considered likely to result in a material risk of the Acquisition failing to obtain a First Phase Clearance (the “Elected Assets”). For the avoidance of doubt, such an election shall not affect, alter or vary the obligation of Fortune Brands under Clause 2 of the Framework Agreement to finance GAL.

5.4	To the extent any Fortune Brands Assets become Specified Assets pursuant to Clause 5.3.1, Fortune Brands shall at its sole discretion deal with any Relevant Antitrust Authority in respect of the Specified Assets. In particular, the Parties agree that Fortune Brands shall at its sole discretion determine how to resolve with any Relevant Antitrust Authority any antitrust issues concerning the Specified Assets.

5.5	Pernod Ricard undertakes that it will not make any election under Clause 5.3.2 unless, having regard to the discussions that have taken place with the relevant anti-trust authorities and having consulted fully with Fortune Brands, it considers, acting reasonably, that a failure to make the election referred to in Clause 5.3.2 above is likely to lead to a material risk of not obtaining a First Phase Clearance for the Acquisition such that the Scheme shall not become effective within the Scheme Period.

5.6	If Pernod Ricard makes an election under Clause 5.3.2:

5.6.1	it shall be made in writing and specify the Elected Assets;

5.6.2	the Parties shall continue to use their reasonable endeavours to procure that the acquisition of the non-Elected Assets by Fortune Brands is approved by any Relevant Antitrust Authority as soon as reasonably practicable, and in any event within such time as to permit the Scheme to become effective within the Scheme Period, including (if necessary) making all relevant refilings of the revised Fortune Brands Transaction such as under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) (“HSR”) and, for example, taking all action necessary to obtain early termination of the waiting period under the HSR for the revised Fortune Brands Transaction comprising the non-Elected Assets;

5.6.3	the Parties shall use their reasonable endeavours to procure that the proposed acquisition of the Elected Assets by Fortune Brands is approved by any Relevant Antitrust Authority as soon as reasonably practicable including (if necessary) making all relevant refilings, for example under the HSR, and, in the case of Fortune Brands but not Pernod Ricard, commencing or contesting any applicable court or regulatory proceedings in respect of or for the proposed separate acquisition of the Elected Assets, it being recognised that such reasonable endeavours may need to continue after the Effective Date; and

5.6.4	the Parties agree that, subject only to the receipt of the approval referred to in Clause 5.6.3, that the Elected Assets shall revert to being Fortune Brands Assets for the purposes of the Fortune Brands Transaction and the Framework Agreement.

5.7	The Parties acknowledge that the purpose of designating any Fortune Brands Assets as Specified Assets or Elected Assets pursuant to this Clause 5, is to enable the transfer of non-Specified Assets or non-Elected Assets (as the case may be) to occur in accordance with the provisions of the Framework Agreement.

5.8	In the event that regulatory clearances are not obtained (all relevant regulatory or court proceedings having been completed or waived) in respect of the proposed acquisition by Fortune Brands of the Elected Assets as contemplated by Clause 5.6.3, if and to the extent permitted by any Relevant Antitrust Authority Fortune Brands shall appoint a trustee to sell Elected Assets.

5.9	Subject to Clause 5.8, in the event that regulatory clearances are not obtained (all relevant regulatory or court proceedings having been completed or waived) in respect of the proposed acquisition by Fortune Brands of the Elected Assets as contemplated by Clause 5.6.3, Pernod Ricard shall:

5.9.1	appoint a trustee to sell the Elected Assets to a third party on the best terms reasonably available; and

5.9.2	to the extent permitted by law or any Relevant Antitrust Authority:

5.9.2.1	consult fully with Fortune Brands about such sale; and

5.9.2.2	allow Fortune Brands full control of such sale including, but not limited to, the identity of the purchaser of the Elected Assets and the terms of such sale.

6	Fortune Brands Funding

6.1	Prior to the payment of monies into the Escrow Account by FB in compliance with clause 2.3 of the Framework Agreement, the Fortune Brands Financing Agreements shall not be altered or modified nor shall other arrangements be entered into which have the same purpose or effect without the prior written consent of Pernod Ricard (such consent not to be unreasonably withheld or delayed).

6.2	After the payment of monies into the Escrow Account by FB in compliance with clause 2.3 of the Framework Agreement, and prior to the earlier of: (i) the date on which PR posts the consideration to the former shareholders of AD pursuant to the Scheme or (ii) the date on which PR should post the consideration to the former shareholders of AD pursuant to the Code, the Fortune Brands Financing Agreements shall not be altered or modified nor shall other arrangements be entered into which have the same purpose or effect without FB giving PR 24 hours notice of its intention to do so and providing the relevant amendment or variation agreement to PR and provided that PR cannot demonstrate in writing within such period that it’s rights against FB pursuant to the Framework Agreement or its obligations to the former shareholders of AD would be materially prejudiced by such alteration, modification or other arrangement PR will be deemed to have consented to such alteration, modification or arrangement and FB shall not be restricted in any way from implementing it. To the extent that PR believes that such matter will be materially prejudicial Emmanuel Babeau shall bring such matter to the attention of Chris Klein as soon as practicable.

6.3	After the earlier of: (i) the date on which PR posts the consideration to the former shareholders of AD pursuant to the Scheme or (ii) the date on which PR should post the consideration to the former shareholders of AD pursuant to the Code, there shall be no restriction on the Fortune Brands Financing Agreements being altered or modified or other arrangements being entered into which have the same purpose or effect.

7	Warranties by Fortune Brands

7.1	Fortune Brands warrants to Pernod Ricard as follows:

7.1.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

7.1.2	this Agreement constitutes binding obligations on it in accordance with its terms;

7.1.3	the execution and delivery of, and the performance by Fortune Brands of its obligations under, this Agreement will not:-

7.1.3.1	result in a breach of any provision of its memorandum or articles of association or like constitutional documents; or

7.1.3.2	require the consent of its shareholders; and

7.1.4	save for the rights of Fortune Brands’ lending banks pursuant to sections 4.02 and 5.12 of the Fortune Brands Financing Agreement, neither it nor any of its Affiliates is party to any agreement, arrangement or understanding pursuant to which any third party has the right to prevent, inhibit or delay the implementation of each of the provisions of this Agreement or the completion of the Fortune Brands Transaction.

7.1.5	neither it nor any Concert Party of it has any Shareholding in Allied Domecq; and

7.1.6	the copies of the Fortune Brands Financing Agreements in the Agreed Form are true and complete copies thereof.

8	Warranties by Pernod Ricard

8.1	Pernod Ricard and GAL each warrants to Fortune Brands as follows:

8.1.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

8.1.2	this Agreement constitutes binding obligations on it in accordance with its terms;

8.1.3	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of any provision of its memorandum or articles of association or like constitutional documents; and

8.1.4	neither it nor any of its Affiliates is party to any agreement, arrangement or understanding pursuant to which any third party has the right to prevent, inhibit or delay the implementation of each of the provisions of this Agreement or the completion of the Fortune Brands Transaction.

9	Additional Warranties and Undertakings of Pernod Ricard

9.1	Pernod Ricard hereby warrants to Fortune Brands as at the date of this Agreement that:

9.1.1	GAL has not traded and has no liabilities; and

9.1.2	the details relating to GAL set out in the Schedule are true and accurate.

9.2	Pernod Ricard:

9.2.1	shall further warrant to Fortune Brands immediately prior to the Effective Date that at that time the details relating to GAL set out in the Schedule are true and accurate; and

9.2.2	undertakes to Fortune Brands that, prior to the Effective Date, GAL shall not have traded or positively taken any steps to incur any liabilities,

except, in each case:

(a)	as contemplated by or required pursuant to or ancillary to the Acquisition, including the making, implementation or completion thereof in accordance with the terms of this Agreement; and

(b)	as otherwise specifically contemplated or required pursuant to this Agreement, the Scheme Co-operation Agreement, the Framework Agreement or any of the other agreements or documents referred to in this Agreement or in any of those agreements.

10	Undertakings

10.1	Fortune Brands shall not, and shall procure that none of its Affiliates or Concert Parties or its or their respective employees, agents, consultants or professional advisers shall, without the prior consent of Pernod Ricard (such consent not to be unreasonably withheld or delayed):

10.1.1	take any material actions relating to the Acquisition or the Scheme (save as contemplated in this Agreement or the Framework Agreement);

10.1.2	acquire, offer to acquire, agree to acquire, dispose or offer or agree to dispose of a Shareholding in Allied Domecq (or take any action as a result of which the terms of the Scheme or the Acquisition may require to be varied (whether under the Code or otherwise);

10.1.3	enter into any agreement, arrangement or understanding (whether legally binding or not) or do or omit to do any act as a result of which: (i) any person may become obliged (whether under the Code or otherwise) to make any offer, acquisition or invitation to acquire a Shareholding in Allied Domecq, or (ii) the terms of the Scheme or the Acquisition may require to be varied (whether under the Code or otherwise)).

10.2	Fortune Brands acknowledges that it is a Concert Party of Pernod Ricard and that it has received legal advice as to the implications for the Acquisition of:

(a)	publicity surrounding the Acquisition attributable to it or its Concert Parties; and

(b)	dealings in Allied Domecq Shares by it or its Concert Parties.

10.3	Fortune Brands consents to the disclosure of the information relating to it contained in the Press Announcement.

10.4	Fortune Brands agrees to procure that its directors will take responsibility (as between itself and Pernod Ricard) for the information in the public documents issued in relation to the Scheme and the Acquisition which relates to Fortune Brands, the directors of Fortune Brands, their immediate families and persons connected with the directors of Fortune Brands. Fortune Brands, Pernod Ricard and GAL each acknowledges however that it is their intention that Fortune Brands should be treated as a Concert Party of Pernod Ricard rather than a joint offeror for the purposes of the Code and accordingly no public statement of responsibility should be required.

10.5	Pernod Ricard shall not, and shall procure that none of its Affiliates or Concert Parties (other than Fortune Brands and its Concert Parties) or its or their respective employees, agents, consultants or professional advisers shall, without the prior consent of Fortune Brands acquire, offer to acquire, agree to acquire, dispose or offer or agree to dispose of a Shareholding in Allied Domecq which would trigger a requirement for a mandatory bid to be made by Pernod Ricard pursuant to Rule 9 of the Code.

11	Publicity prior to the Effective Date

11.1	Fortune Brands shall not, and shall procure that none of its Affiliates or Concert Parties or its or their respective employees, agents, consultants or professional advisers shall, without the prior consent of Pernod Ricard (such consent not to be unreasonably withheld or delayed) except as required by law, by any regulation or by any rule of any stock exchange on which the shares of Fortune Brands are listed, or by the Panel, or in accordance with guidelines agreed by Pernod Ricard and Fortune Brands from time to time, issue any press release or publish any circular to shareholders or any other public document or make any public statement which refers to or contains any information concerning the Scheme or the Fortune Brands Transaction which is not in the public domain or which is not consistent with prior announcements issued by or with the agreement of Pernod Ricard; Fortune Brands shall, whenever practicable, prior to making such announcement, provide a draft of the announcement to Pernod Ricard and consult with Pernod Ricard as to the timing, manner and content of the announcement.

11.2	Pernod Ricard shall, whenever practicable, prior to making an announcement relating to the Scheme, the Acquisition or the Fortune Brands Transaction, provide a draft of the announcement to Fortune Brands. To the extent that the proposed announcement refers to Fortune Brands, Pernod Ricard will consult with Fortune Brands to obtain Fortune Brands’ consent to those references and the context in which they appear (such consent not to be unreasonably withheld or delayed).

11.3	Without prejudice to Clauses 11.1 and 11.2 above, the Parties shall co-operate to ensure a consistent public relations strategy is adopted by the Parties in relation to the Acquisition and the Fortune Brands Transaction.

11.4	The provisions of this Clause 11 shall cease to apply after the Effective Date.

11.5	Subject to Clause 11.1 above, Fortune Brands shall not be prevented from explaining the Fortune Brands Transaction to such stakeholders and in such manner as it may be entitled to do under relevant law and regulation or from detailing its future business intentions and expectations for the Fortune Brands Assets.

12	Non-Solicitation

12.1	During the period between 24 July 2005 and the End Date, neither party shall and shall procure that none of its Affiliates shall (and from such time as it has adhered to this Agreement AD shall not and shall procure that none of its Affiliates shall), without the prior consent of the employing party:

12.1.1	subsequent to the Effective Date, solicit or otherwise seek to entice away any FB Employee or PR Employee from the employment of any person in a manner inconsistent with the provisions of clause 5.1 of the Framework Agreement; or

12.1.2	prior to the Effective Date, solicit or otherwise seek to entice away any employee of FB, employee of PR or employee of AD.

12.2	The provisions of Clause 12.1 shall not apply in connection with any recruitment directly resulting from a general recruitment programme or general advertisement.

13	Exclusivity

13.1	Subject to Clause 13.3 below, each of the Parties agrees that it will not, and will procure that no third party acting on its behalf (which for the avoidance of doubt includes Advisers and Representatives) will, directly or indirectly, at any time prior to the earlier of (a) the Effective Date or (b) termination of this Agreement pursuant to its terms:

13.1.1	solicit or encourage any person other than the other Parties to enter into any arrangements or agreement, either with itself or any other person, for the purposes of acquiring all (or substantially all) of the shares or all or part of the assets of Allied Domecq; or

13.1.2	solicit or encourage any person other than GAL to make an offer to acquire, or announce an intention to acquire (by any means), the share capital of Allied Domecq or all or part of the assets of Allied Domecq; or

13.1.3	enter into or participate in any discussions or negotiations relating to any possible offer to acquire all of the shares or any arrangements or agreement to acquire all or part of the assets of Allied Domecq with any person other than the other Parties;

13.1.4	other than as part of the Acquisition and the Fortune Brands Transaction, offer to acquire all of the shares or all or part of the assets of Allied Domecq or solicit or encourage any other person to do so; or

13.1.5	do or take any action which is likely to result in any of the undertakings referred to in clauses 13.1.1 to 13.1.4 being breached.

13.2	Subject to Clause 13.3 below, prior to the earlier of (a) the Effective Date or (b) termination of this Agreement pursuant to its terms, each Party agrees to inform the others as soon as reasonably practicable of any approach to it by a third party relating to any possible offer to acquire all of the shares or all or part of the assets of Allied Domecq by any third party or by that Party in conjunction with any third party.

13.3	Nothing in Clause 13.1 above shall prohibit Pernod Ricard, GAL and their Advisers and Representatives from dealing with third parties in relation to the disposal of Allied Domecq’s assets and businesses other than the Fortune Brands Assets and neither Pernod Ricard nor GAL shall be obliged to inform Fortune Brands of these dealings pursuant to Clause 13.2.

14	Confidentiality

14.1	Notwithstanding the entry into of this Agreement save as provided in this Clause 14, the Confidentiality Agreement shall continue to apply to the Parties.

14.2	With effect from and upon the Effective Date, the Parties agree that the obligations detailed in clauses 2 to 4 (inclusive) of the Confidentiality Agreement shall terminate and the parties’ obligations of confidentiality shall be those set out in the Framework Agreement.

14.3	For the avoidance of doubt, if this Agreement is terminated the Confidentiality Agreement shall continue to apply.

15	Indemnity

A Party (the “Non-Defaulting Party”) shall be fully and unconditionally indemnified by the Defaulting Party (as defined below) against any and all losses, liabilities, fees, costs and expenses (including without limitation costs of defence) suffered or incurred by the Non-Defaulting Party or its Affiliates relating to any claim which arises out of or is based upon:

15.1	any act or omission by the other Party (the “Defaulting Party”), its Affiliates, Concert Parties, or any of its or their directors or employees (acting in their capacities as directors and officers of the Defaulting Party and not in their capacities as directors or officers of GAL) which constitutes a breach of this Agreement, a breach of law or regulation (including the Code) or negligence; or

15.2	any error, misstatement, misrepresentation or omission in any information supplied by the Defaulting Party, its Affiliates or any of its or their directors or employees expressly for use in any offering document, press release or other materials distributed or published in connection with the Scheme, the Acquisition or the Fortune Brands Transaction.

16	Termination

16.1	This Agreement shall terminate forthwith if:

16.1.1	the Press Announcement has not been issued by 5pm on 22 April 2005, or at such other date and time as is agreed by the Parties in writing;

16.1.2	the Scheme lapses without becoming effective; or

16.1.3	an offer to terminate contained in a Termination Notice has been accepted by Fortune Brands in the time period set out in and pursuant to Clause 4.4.4;

but no Party shall be relieved of liability for matters arising before such termination.

16.2	Following termination of this Agreement, clauses 11 to 16, 19 and 21 to 30 (inclusive) shall continue in force.

16.3	The Parties agree that upon the termination of this Agreement pursuant to this clause 16, the Framework Agreement shall automatically terminate without the need for any further action by the Parties.

17	Further assurance

The Parties shall use all reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents which one or more of the other Parties may from time to time reasonably require for the purpose of giving that/those Party(ies) the full benefit of the provisions of this Agreement.

18	Time of the essence

Time shall be of the essence of this Agreement as regards any of the times, dates and periods mentioned herein.

19	Costs and Expenses

19.1	Save as set out in Clause 3.17.6 of the Framework Agreement, Pernod Ricard and Fortune Brands shall each bear its own costs and expenses relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it, and Pernod Ricard shall bear any such costs and expenses incurred by GAL.

19.2	If Pernod Ricard secures a break fee, inducement fee or similar fee arrangement with Allied Domecq, Pernod Ricard shall, unless Fortune Brands shall have received its due proportion directly, pay Fortune Brands an amount equal to the amount (net of tax) received by Pernod Ricard from Allied Domecq pursuant to such arrangements multiplied by the Relevant Percentage within three Business Days of receipt.

20	Supremacy of Code etc

The obligations, consents and agreements of the Parties hereunder shall be subject to and shall not prevent any Party from discharging its obligations under the Code or other applicable law or regulation.

21	Entire agreement and variation of terms

21.1	This Agreement, the Framework Agreement, the Scheme Cooperation Agreement, the Larios Sale and Purchase Agreement, the GAL Articles, the Confidentiality Agreement and the documents referred to in each of those agreements contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

21.2	Each of the parties acknowledges and agrees that:

21.2.1	it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a Party to this Agreement or not) except those expressly repeated or referred to in this Agreement and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for damages for breach of contract under this Agreement; and

21.2.2	this Clause 21.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement.

21.3	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each Party.

22	Waiver

22.1	Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

22.2	No failure to exercise and no delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

23	Severability of provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision, and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

24	No partnership or agency

Nothing in this Agreement shall constitute a partnership between Pernod Ricard and/or GAL and Fortune Brands or constitute any such person as agent of the other for any purpose whatever and neither shall have authority or power to bind the other or to contract in the name of or create liability against the other in any way or for any purpose save as expressly authorised in writing by the other from time to time.

25	Notices

25.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or fax to the address and for the attention of the relevant Party set out in Clause 25.2 (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:

25.1.1	if delivered personally, at the time of delivery;

25.1.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

25.1.3	in the case of registered airmail, five days from the date of posting; and

25.1.4	in the case of fax, at the time of transmission;

provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

25.2	The addresses and fax numbers of the Parties for the purposes of Clause 25.1 are:

Pernod Ricard/GAL
Address:	12, place des États-Unis, 75783 Paris Cedex 16, France

For the attention of:	Emmanuel Babeau
Fax number:	+33 1 41 00 41 11

cc Macfarlanes:	10 Norwich Street
London EC4A 1BD
Fax number:	+44 (0) 20 7831 9607
For the attention of:	Robert Sutton/Tim Lewis

Fortune Brands
	Address:	300 Tower Parkway
Lincolnshire
IL 60069
USA

	For the attention of:	Chris Klein/Mark Roche
	Fax number:	+1 847 484 4490

cc	Herbert Smith LLP	Exchange House
Primrose Street
London EC2A 2HS
	Fax number:	+44 (0) 20 7374 0888
	For the attention of:	Richard Fleck/ Malcolm Lombers

or such other address, or facsimile number as may be notified in writing from time to time by the relevant Party to the other Parties.

25.3	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 25.2 (or as otherwise notified by that Party hereunder) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 25.2 (or as otherwise notified by that Party under this Agreement).

25.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

26	Assignment

No Party may assign or transfer all or any of its rights or obligations under this Agreement. This Agreement shall enure to the benefit of and bind the respective successors and permitted assigns of the Parties.

27	Rights of Third Parties

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party.

28	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

29	Governing Law and Jurisdiction

29.1	This Agreement shall be governed by and construed in accordance with the law of England.

29.2	Each Party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement.

30	Agents for Process

30.1	Pernod Ricard and GAL each irrevocably appoints Pernod Ricard UK Limited of Central House, 3 Lamton Road, Hounslow, Middlesex, TW3 1HY FAO The Finance Director (Fax: +44 (0) 20 8538 4488) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by Pernod Ricard or GAL (as appropriate)). If for any reason such agent ceases to be able to act as agent or no longer has an address in England, Pernod Ricard and GAL shall each forthwith appoint a substitute reasonably acceptable to Fortune Brands and deliver to Fortune Brands the new agent’s name, address and fax number.

30.2	Fortune Brands irrevocably appoints Herbert Smith LLP of Exchange House Primrose Street, London, EC2A 2HS FAO Richard Fleck / Malcolm Lombers (Fax: +44 20 7374 0888) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by Fortune Brands). If for any reason such agent ceases to be able to act as agent or no longer has an address in England, Fortune Brands shall forthwith appoint a substitute reasonably acceptable to Pernod Ricard and deliver to Pernod Ricard the new agent’s name, address and fax number.

As witness this Agreement has been signed by the duly authorised representative of the Parties the day and year first before written.

SIGNED by	)
	)	IAN FITZSIMONS
for and on behalf of	)
PERNOD RICARD S.A.	)

SIGNED by	)
	)	CHRISTOPHER KLEIN
for and on behalf of	)
FORTUNE BRANDS, INC.	)

SIGNED by	)
	)	IAN FITZSIMONS
for and on behalf of	)
GOAL ACQUISITIONS LIMITED	)